Exhibit 99.1

Endeavour International Corporation Updates Progress in Advancing North Sea Strategy

     HOUSTON--(BUSINESS WIRE)--Aug. 24, 2004--In its first stockholder meeting since assuming new leadership and expanding its scope and objectives, Endeavour International Corporation (AMEX:END) today reported that significant progress has been made in establishing a base for exploratory activities in the North Sea and restructuring the company to participate in one of the world's most prolific oil and gas producing basins.
     "In less than six months, we have transformed Endeavour into an exploration-focused independent energy company operating in a region that offers unprecedented opportunities for niche players," John N. Seitz, co-chief executive officer, told the group that gathered in Houston. "We submitted eight applications covering 21 blocks during the United Kingdom's 22nd Licensing Round in July and expect the results to be formally announced in the next few weeks. Our ability to generate multiple high-quality prospects in such a short time can be attributed to the excellent exploratory team that we have assembled and our proprietary access to the newest seismic data available for the area."
     "We believe that we are positioned to develop a sizeable acreage position from which to begin a drilling program by the first half of 2005," added William
L. Transier, who serves as co-chief executive officer with Seitz. "Our objective remains to have first production resulting from exploration success in place within 12 to 18 months of our first discovery. In addition, we continue to pursue alliances with other companies with North Sea assets to jointly explore and develop already held properties."
     The pair also reiterated their confidence in the company's ability to create stockholder value through the execution of a North Sea-focused business strategy. "With the current political unrest contributing to rising oil and gas prices and concerns about supply shortages, we are building an exploration and development base in not only a highly productive region but a stable one as well," continued Seitz. "We have been particularly pleased with the steps taken by the national governments to increase oil and gas activity through a favorable business environment."

     Significant milestones achieved since the reorganization in February and reviewed during the meeting include:

     -- Listing on the American Stock Exchange - Endeavour stock began trading on the American Stock Exchange on June 15, 2004. The AMEX provides added liquidity for the stock and creates greater interest in the stock among current and potential investors.

     --   The appointment of two new directors - Since the restructuring, Nancy
          K. Quinn, principal of Hanover Capital, and Barry J. Galt, former chairman and chief executive officer of Seagull Energy and a director of three energy-related companies, have joined the board of directors. At the meeting, the company's slate of directors including Quinn, Galt, Seitz, Transier and John B. Connally III, who was already a member of the board, were formally elected.

     -- The sale of United States interests - As part of its asset restructuring, Endeavour has now completed the sale of all its interests in oil and gas properties in the United States.

     -- Approval of development program in Thailand and continued appraisal drilling - Endeavour has retained its interest in a limited liability company that holds an interest in the Phu Horm Gas Field Project, an onshore gas discovery in northern Thailand. In May, the project was approved as a production area by the Thailand Department of Mineral Fuels. The drilling of two additional appraisal wells is underway and expected to be completed in the third quarter. A gas sales agreement is in place to provide gas from the area beginning in early 2006 to the existing Nam Phong power plant. In addition, Endeavour holds an interest in two exploration licenses in proximity to the Phu Horm Project.

     -- Filing of Form S-3 Registration Statement - Fulfilling its obligation under certain Registration Rights Agreements, Endeavour has filed a registration statement with the Securities and Exchange Commission to register for resale approximately 40 million shares of common stock owned by current stockholders.

     Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea sectors of the United Kingdom and Norway. The company also holds an interest in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.
     Certain statements in this news release should be regarded as "forward-looking" statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

     CONTACT: Endeavour International Corporation, Houston
              Janice Aston White, 713-307-8780